Exhibit 99.5

Execution Version

INTERIM INVESTORS AGREEMENT

This INTERIM INVESTORS AGREEMENT (this “Agreement”) is made as of August 20, 2025 by and among Authentic Brands Group LLC, a Delaware limited liability company (“Authentic”), and the other parties appearing on the signature pages hereto under the heading “Investors” or who join in this Agreement as an “Investor” under circumstances contemplated by and in accordance with this Agreement (each such party, an “Investor” and, collectively the “Investors”).

RECITALS

1.            On the date hereof, Guess?, Inc., a Delaware corporation (the “Company”), Authentic, Glow Holdco 1, Inc., a Delaware corporation (“Parent”), and Glow Merger Sub 1, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), have executed an Agreement and Plan of Merger (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and this Agreement, the “Merger Agreement”) pursuant to which, among other things, (i) Parent and the Company shall effect the Pre-Closing Restructuring, (ii) Authentic shall purchase the Authentic Acquired IPCo Equity and (iii) Merger Sub shall merge with and into the Company, with the Company continuing as the Surviving Corporation and a Subsidiary of Parent. A true and complete copy of the Merger Agreement as of the date hereof is attached hereto as Annex 1.

2.            As of the date hereof, the Shares and certain other equity interests set forth on Annex 2 are held by the Investors (as set forth thereon) and are expected to be Rollover Shares for purposes of the Merger Agreement.

3.            The Investors and Authentic wish to agree to certain terms and conditions that will govern certain actions of the Investors and Authentic and the relationship among the Investors with respect to the Merger Agreement and the Transactions.

AGREEMENT

Therefore, Authentic and each Investor hereby agree as follows:

1.	EFFECTIVENESS; termination; INTERPRETATION.

1.1.            Effectiveness. This Agreement is effective on the date hereof and, subject to Sections 1.2 and 1.3, shall automatically terminate upon the earlier to occur of (a) the closing of the Transactions (the “Closing”) and (b) the termination of the Merger Agreement in accordance with its terms.

1.2.            Termination of Merger Agreement. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or any of its Affiliates or its or their Representatives); provided, however, that (a) no such termination shall relieve any party of any liability or damages resulting from any Fraud or Willful and Material Breach (each as defined in Section 3 hereof) of such party prior to such termination and (b) the provisions set forth in this Section 1.2 (Termination of Merger Agreement) and Sections 1.1 (Effectiveness), 1.4 (Interpretation), 2.2.3 (Authentic Liabilities), 2.2.4 (Allocation of Liabilities), 2.8.1 (Transaction Litigation), 2.12.2 (Expense Sharing Provisions), 2.13.2 and 2.13.3 (Financing Cooperation Indemnification), 2.15 (Publicity), 2.17.6 (Disclaimer of Authentic Representations), 2.18.8 (Disclaimer of Investor Representations), 2.21 (Investor Representative), 2.23 (Customer Information) other than the first sentence thereof, 3 (Definitions) and 4 (Miscellaneous) shall survive any such termination of this Agreement.

1.3.            Closing Under Merger Agreement. In the event that the Closing occurs pursuant to the Merger Agreement, only Sections 1.1 (Effectiveness), 1.4 (Interpretation), 2.2.3 (Authentic Liabilities), 2.2.5 (Company Equity Award Taxes), 2.4 (Actions with respect to Funding the Transactions), 2.8 (Transaction Litigation, Appraisal Rights and Exchange Fund), 2.11 (Actions with Respect to Convertible Notes, Convertible Hedge Call Options, Convertible Warrants and Debt Payoff), 2.12 (Expense Sharing Provisions), 2.13.2 and 2.13.3 (Financing Cooperation Indemnification), 2.15 (Publicity), 2.16 (Conflicts), 2.17 (Representations and Warranties of Each Investor), 2.18 (Representations and Warranties of Authentic), 2.19 (Transfer Taxes), 2.20 (Additional Tax Payments), 2.21 (Investor Representative), 2.22 (Certain Agreements), 2.23 (Customer Information), 3 (Definitions) and 4 (Miscellaneous) shall survive the Effective Time; provided, that any liability or damages for Fraud or Willful and Material Breach prior to or as of the Closing shall survive such termination.

1.4.            Interpretation. Capitalized terms used in this Agreement shall have the meanings given to them in this Agreement or, if not defined herein, in the Merger Agreement. As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” and (ii) the use of the word “or” shall not be exclusive. The section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by Authentic and the Investors, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring Authentic or any Investor by virtue of the authorship of any of the provisions of this Agreement.

2.	AGREEMENTS AMONG Authentic and THE INVESTORS.

2.1.            Ownership of Parent and Merger Sub; Parent Equity Transfer. Each OpCo Investor acknowledges that (i) Authentic has formed Parent and Merger Sub for purposes of the Merger Agreement and (ii) the OpCo Investors shall assume ownership of Parent and (indirectly through their ownership of Parent) Merger Sub on the Condition Satisfaction Date as contemplated by, and in accordance with, the Merger Agreement (it being explicitly acknowledged and agreed that Authentic’s, Parent’s and Merger Sub’s obligations to effect the transactions contemplated by the Merger Agreement shall be subject to and conditioned upon the Parent Equity Transfer in accordance with Section 10.2(b) (Pre-Closing Restructuring) of the Merger Agreement). On the Condition Satisfaction Date, as part of the Pre-Closing Restructuring, Authentic shall transfer all of the issued and outstanding equity interests of Parent and Merger Sub to IPCo Holdings and, pursuant to the terms of the Voting Agreement and this Agreement, the OpCo Investors shall cause IPCo Holdings to irrevocably accept all of the Parent Equity Interests for no consideration (such transfer and irrevocable acceptance, the “Parent Equity Transfer”). Authentic and the OpCo Investors shall effect the Parent Equity Transfer in accordance with the terms of the Merger Agreement and this Agreement and, subject to Sections 2.2.3 and 2.2.4 and the representations and warranties in Section 2.18.3, on an “as is” and “where is” basis.

2.2.            Compliance with Merger Agreement; Allocation of Liabilities.

2.2.1.            From and after the consummation of the Parent Equity Transfer (the “Parent Equity Transfer Effective Time”), the OpCo Investors shall cause Parent and Merger Sub to comply with all of their applicable obligations under the Merger Agreement (it being agreed that Authentic’s obligation to effect the Authentic Contribution pursuant to Section 4.2 (Delivery of Merger Consideration) of the Merger Agreement and pursuant to the Letter of Direction shall be and remain the sole responsibility of Authentic). Upon the written direction of Authentic, at the Closing, to the extent that the aggregate cash and cash equivalents of the Company and its Subsidiaries equals or exceeds $151,000,000 at such time (such cash and cash equivalents in excess of $151,000,000 being “Excess Company Cash”), the OpCo Investors shall, at or after the Closing, cause the Company and its Subsidiaries to transfer such Excess Company Cash to the Paying Agent as directed by Authentic. For the avoidance of doubt, any transfer of the Excess Company Cash to the Paying Agent shall not be permitted without the prior written consent of Authentic. The Company and its Subsidiaries shall retain all cash and cash equivalents as of the Closing up to $151,000,000 and, for the avoidance of doubt, in the event the Company and its Subsidiaries have less than $151,000,000 in cash and cash equivalents as of the Closing, Authentic will have no obligation to contribute additional cash to the Company and its Subsidiaries as a result of such deficit.

2.2.2.            Any accrued and unpaid dividend equivalents credited pursuant to the applicable award terms, together with any accrued and unpaid amounts credited in respect of any dividend or distribution, in each case, with respect to the vested portion of any Company PSU, Company RSU or Company RSA immediately prior to the Effective Time and any employment, payroll or similar Taxes related to such dividend equivalents (“Accrued Dividend Equivalent Payments”) shall be paid by the Surviving Corporation pursuant to Section 4.3(b)-(d) (Treatment of Company Equity Awards) of the Merger Agreement and shall not, for the avoidance of doubt, be considered or included in the Merger Consideration or as a Transaction Expense. Neither the Authentic Contribution nor any Excess Company Cash shall be utilized to pay the Accrued Dividend Equivalent Payments, which shall not be borne by Authentic, Company Swiss IPCo or Company US IPCo. The Surviving Corporation shall be solely responsible for paying (or causing to be paid) the Accrued Dividend Equivalent Payments with the available cash of the Company and its Subsidiaries.

2.2.3.            Authentic shall indemnify and hold harmless the Investors, Parent, Merger Sub and the Surviving Corporation from any and all Authentic Liabilities. For purposes of this Agreement, “Authentic Liabilities” shall mean (a) solely those liabilities of Parent and Merger Sub to the extent that they result from, or arise out of Fraud or material breach by Parent or Merger Sub of any covenant in the Merger Agreement prior to the Parent Equity Transfer Effective Time, and (b) any Losses resulting from or arising out of Fraud or material breach of the representations and warranties of Parent and Merger Sub set forth in Article VI of the Merger Agreement prior to or as of the Parent Equity Transfer Effective Time, in the case of clauses (a) and (b), to the extent that such breach is not caused by or attributable to any breach of this Agreement by an Investor or to any breach of any other Transaction Document by the Investors and their Affiliates to which they are a party.

2.2.4.            To the extent that Authentic, Parent or Merger Sub become responsible for any Losses resulting from claims by or on behalf of the Company under the Merger Agreement:

(i)            each Investor (a “Defaulting Investor”) shall be responsible for such Losses to the extent arising from, in connection with, or as a result of (x) any Fraud or material breach by Parent or Merger Sub of the Merger Agreement following the Parent Equity Transfer Effective Time or (y) any Fraud or material breach by such Investor of such Investor’s obligations under this Agreement or under any other Transaction Document to which it is a party (including to the extent it is otherwise liable for any breach of any other Transaction Document under the terms of this Section 2.2); provided, the obligations of the Defaulting Investors shall be joint and several other than with respect to the obligations of the CA Investors, which shall be (A) several (and not joint) from the other Defaulting Investors and (B) joint and several among the CA Investors with respect to the other CA Investors; and

(ii)            Authentic shall be responsible for such Losses to the extent arising from, in connection with, or as a result of any Fraud or material breach by Authentic of any of its obligations under the Merger Agreement, this Agreement or under any other Transaction Document to which it is a party (including to the extent it is otherwise liable for any breach of any other Transaction Document under the terms of this Section 2.2).

2.2.5.            For the avoidance of doubt, the Surviving Corporation shall be solely responsible for all Taxes associated with the exercise, vesting and/or settlement of Company Equity Awards held by the Rolling Stockholders that are exercised, vested and/or settled on or prior to the Effective Time and neither the Authentic Contribution nor any Excess Company Cash shall be utilized to pay such Taxes.

2.3.            Actions with Respect to the Pre-Closing Restructuring.

2.3.1.            Authentic shall not amend or consent to any amendment, modification or waiver of the Pre-Closing Restructuring Plan (including the Phase I Restructuring), which is attached as Exhibit B to the Merger Agreement, or the provisions or exhibits of the Merger Agreement related thereto, without the prior written consent of the Investor Representative, such consent not to be unreasonably withheld, conditioned or delayed. Neither Authentic nor the Investors shall amend, modify or waive the Authentic & Investors Pre-Closing Restructuring Plan (as defined below) or the provisions of this Agreement related thereto, without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed.

2.3.2.            Without limiting the rights of the parties under Section 2.3.1, each of the Investors and Authentic shall, and shall cause its applicable Affiliates (which, following the Parent Equity Transfer, will include Parent and Merger Sub, with respect to the OpCo Investors) to, effect the transactions (to the extent such transactions are to be effected by such Person) set forth in (i) the Pre-Closing Restructuring Plan (including the Phase I Restructuring) in accordance with the Merger Agreement and Voting Agreement and (ii) the transactions set forth on Exhibit A attached hereto, including taking the steps in accordance with the steps plan set forth thereon (such schedule, the “Authentic & Investors Pre-Closing Restructuring Plan” and such transactions and steps, the “Authentic & Investors Pre-Closing Restructuring”) in accordance with this Agreement. Each Investor and Authentic shall, and each shall cause its applicable Affiliates (which, following the Parent Equity Transfer Effective Time, shall include Parent and Merger Sub, with respect to the OpCo Investors) to, as promptly as practicable (and in any event, in a manner and at a time that will not and would not reasonably be expected to delay the Condition Satisfaction Date or the Closing Date), deliver drafts of the Pre-Closing Restructuring Documentation and all agreements and other documents required to consummate the Authentic & Investors Pre-Closing Restructuring (such agreements and documents, the “Authentic & Investors Pre-Closing Restructuring Documentation”) to Authentic or the Investors, respectively, for their review and implement any timely comments made by the other party in good faith, so long as any such comments (i) proposed by Authentic do not adversely affect such Investor, Company Swiss IPCo, Company US IPCo, IPCo Holdings or any of their respective Affiliates in any material respect, or (ii) proposed by the Investors do not adversely affect Authentic or its Affiliates (including Company Swiss IPCo and Company US IPCo) in any material respect (it being understood that such comments must be consistent with the Pre-Closing Restructuring Plan (including the Phase I Restructuring) or the Authentic & Investors Pre-Closing Restructuring Plan, as applicable).

2.3.3.            The Investors shall not, and shall cause their applicable Affiliates (including, in the case of the OpCo Investors, Parent and Merger Sub following the Parent Equity Transfer Effective Time) not to, execute any Pre-Closing Restructuring Documentation or Authentic & Investors Pre-Closing Restructuring Documentation without the prior written consent of Authentic, such consent not to be unreasonably withheld, conditioned or delayed. Authentic shall not, and shall cause its applicable Affiliates (including Parent and Merger Sub prior to the Parent Equity Transfer Effective Time) not to, execute any Pre-Closing Restructuring Documentation or Authentic & Investors Pre-Closing Restructuring Documentation without the prior written consent of the Investor Representative, such consent not to be unreasonably withheld, conditioned or delayed.

2.4.            Actions with Respect to Funding the Transactions.

2.4.1.            Authentic and the Investors shall cooperate in good faith to prepare and execute documentation, which shall be mutually agreed, regarding each loan from Authentic or one of its Affiliates to one or more controlled Affiliates of the Investors in accordance with the Authentic & Investors Pre-Closing Restructuring Plan (such loans collectively, the “Investor Loans” and such documentation collectively, the “Investor Loans Documentation”) prior to the Closing pursuant to the terms set forth on Exhibit B attached hereto (collectively, the “Investor Loans Terms”). Authentic and the Investors shall fully comply with their respective applicable obligations under the Investor Loans Documentation in all respects, including the funding by Authentic of the Investor Loans pursuant to the terms and conditions of the Investor Loans Documentation.

2.4.2.            The Investors and Authentic shall cooperate in good faith to prepare and finalize the Letter of Direction for the funding contemplated therein, herein and in the Merger Agreement as promptly as practicable and, in any event, prior to the time set forth in Section 2.2 (Letter of Direction) of the Merger Agreement, and the Investors and Authentic shall comply with their respective obligations under the Letter of Direction in all respects.

2.4.3.            The Investors shall, and the OpCo Investors shall cause Parent or its applicable Affiliates (including Merger Sub and, after the Closing, the Surviving Corporation and its Subsidiaries) to, utilize the proceeds of the Investor Loans, the purchase price paid by Authentic for the Authentic Acquired IPCo Equity, the purchase price paid by Investor Holdings for the Investor Acquired IPCo Equity (if applicable), and the proceeds of the Deficit Amount Payoff (if applicable), to consummate the Debt Payoff in all respects and to fulfill Parent’s obligations to deposit sufficient cash in the Exchange Fund for the payment in full of the aggregate amount of the Merger Consideration to be paid pursuant to the terms of the Merger Agreement (in all cases in accordance with the Letter of Direction and contingent on Authentic providing the Authentic Contribution required under the Letter of Direction and Section 2.2 (Letter of Direction) of the Merger Agreement).

2.4.4.            For purposes of determining the amounts payable with respect to the Equity Purchases described in Section 2.1(e) (Purchase of Acquired IPCo Equity) of the Merger Agreement, the aggregate value of Company Swiss IPCo and Company US IPCo shall be assumed to be equal to, without duplication, (i) the Merger Consideration, plus (ii) a value equal to the number of Rollover Shares as of the Closing (taking into account the exercise, vesting or settlement of the Company Equity Awards held by the Investors pursuant to Section 4.3 (Treatment of Company Equity Awards) of the Merger Agreement (except that the Investors may elect to exercise applicable Company Equity Awards for cash notwithstanding anything to the contrary in the Merger Agreement)) multiplied by the Per Share Merger Consideration (as adjusted pursuant to Section 4.4 (Adjustments to Prevent Dilution) of the Merger Agreement, if applicable), plus (iii) the Net Convertible Note Payments (estimated as of Closing), plus (iv) the lesser of (x) the cash required for the Debt Payoff and (y) $118,100,000, plus (v) the Transaction Expenses (other than the Net Convertible Note Payments) incurred at or prior to Closing minus (vi) any Excess Company Cash (collectively, the “IPCo Value”). Prior to Closing, Authentic and the Investors shall determine the allocation of the IPCo Value among Company Swiss IPCo and Company US IPCo. For purposes of this Agreement, “Net Convertible Note Payments” means amounts required to be paid in respect of the Convertible Notes, together with any obligations that become owed under the Convertible Hedge Warrants (net of any amounts payable to the Surviving Corporation under the Convertible Hedge Call Options), in each case, from and after the Closing or otherwise in connection with the transactions contemplated by the Merger Agreement.

2.4.5.            No later than 10 Business Days prior to the Condition Satisfaction Date, the Investors may deliver written notice of their intent to consummate the Investor Equity Purchase. Such notice shall include (i) the identity of Investor Holdings, (ii) the percentage of the equity interests of Company Swiss IPCo and Company US IPCo (which percentage shall be the same for Company Swiss IPCo and Company US IPCo) to be acquired in the Investor Equity Purchase, (iii) the value of the equity interests described in clause (ii), based on the IPCo Value, which value, for the avoidance of doubt, may not exceed the amount of the Investor Loan made to Investor Holdings at Closing, and (iv) a certification by an officer of Investor Holdings that the designation described in clause (i) that the designation of Investor Holdings is permitted under Section 12.10(c) (Successors and Assigns) of the Merger Agreement. If the foregoing notice is delivered, Authentic and the Investors shall cooperate to ensure that notice is provided to the Company pursuant to the Merger Agreement and that the Investor Equity Purchase is consummated and properly reflected in the Letter of Direction. If no such notice is delivered 10 Business Days prior to the Condition Satisfaction Date, Parent shall not deliver notice to the Company under Section 2.1(e)(ii) (Purchase of Acquired IPCo Equity) of the Merger Agreement and the Investor Equity Purchase shall not occur. For the avoidance of doubt, immediately following the consummation of the Investor Equity Purchase, the Investors shall own (directly or indirectly), in the aggregate, 49% of Company Swiss IPCo and Company US IPCo (in each case, except to the extent Authentic acquires additional equity interests of Company Swiss IPCo and Company US IPCo pursuant to a Deficit Amount Payoff in accordance with Section 2.11.4).

2.4.6.            Prior to the Closing, the Investors shall use commercially reasonable efforts to obtain, as of immediately following the Closing, third-party debt financing for the Company and its Subsidiaries in an amount sufficient to fund its operations and finance the Excess Company Debt, which may be accomplished through a Permitted Roll Forward. Authentic shall use commercially reasonable efforts to cooperate with the Investors prior to and through the Closing in connection with the arranging, obtaining and consummating of such third-party debt financing (including in connection with any Permitted Roll Forward), including negotiating in good faith with existing or prospective third-party debt financing sources a side letter to the License Agreement addressing the sale of inventory in accordance with the terms of the License Agreement in connection with an event of default under the financing agreement. For purposes of this Agreement, a “Permitted Roll Forward” means any roll forward of the Excess Company Debt as an obligation solely of the Surviving Corporation and its Subsidiaries (excluding Company Swiss IPCo and Company US IPCo), which shall not be permitted unless (1) all of the following are delivered in connection with the Permitted Roll Forward: (x) customary documentation reasonably satisfactory to Authentic, pursuant to which the creditors party thereto (or agent on behalf thereof) agree that all liens and credit support) related thereto (if any) will be discharged and automatically released at Closing in respect of the Company IPCo Assets, Company Swiss IPCo or Company US IPCo; and (y) customary guarantee or lien release documentation reasonably satisfactory to Authentic, pursuant to which all of the obligations of Company Swiss IPCo and Company US IPCo (including as a borrower or guarantor) thereunder, if any, will be terminated at Closing and all Encumbrances thereunder on the equity interests in Company Swiss IPCo and Company US IPCo and on the Company IPCo Assets, if any, will be released at Closing (such documentation in clauses (x) and (y), “Permitted Roll Forward Documents”) and (2) the Investors deliver to Authentic substantially final drafts of any Permitted Roll Forward Documents, if applicable, no later than three Business Days prior to the Condition Satisfaction Date and the executed copies of which are delivered to Authentic in escrow no later than one Business Day prior to the Closing (clauses (1) and (2) collectively, the “Permitted Roll Forward Requirements”). Regardless of the Investors’ ability to obtain such debt financing for the Surviving Corporation and its Subsidiaries, but without limiting the obligations of Company Swiss IPCo and Company US IPCo under the Investor Loan Documentation, and subject to Sections 2.11.4 and 2.11.5, all of the Indebtedness of the Company Group (as defined in the Post-Closing Agreement Term Sheet) (other than amounts repaid in the Debt Payoff and pursuant to the Net Convertible Note Payments) and any other OpCo Liabilities (as defined in the Post-Closing Agreement Term Sheet) will remain the sole responsibility of the OpCo Group (as defined in the Post-Closing Agreement Term Sheet). The Investors acknowledge that the transactions contemplated by the Merger Agreement are not subject to any financing condition. Authentic acknowledges that the Investors require the Investor Loans in order to satisfy Parent’s obligations under the Merger Agreement. If a Permitted Roll Forward is requested in writing by the Investors prior to the Closing and such Permitted Roll Forward satisfies in full all Permitted Roll Forward Requirements, Authentic shall waive its right to receive Debt Payoff Documents solely with respect to the portion of the Debt Payoff that is subject to a Permitted Roll Forward under Section 8.18 (Debt Payoff Documents) of the Merger Agreement.

2.5.            Company IPCo JV Agreements.

2.5.1.            Authentic and the Investors shall execute, concurrently with the Closing, a stockholders agreement regarding the governance of Company Swiss IPCo (the “Company Swiss IPCo SHA”), which shall be in substantially the form set forth on Exhibit C attached hereto (as may be updated to reflect any mandatory requirements of the laws of Switzerland, which shall be negotiated by the parties in good faith as promptly as reasonably practicable following the date hereof).

2.5.2.            Authentic and the Investors shall execute, concurrently with the Closing, an amended and restated operating agreement regarding the governance of Company US IPCo (together with the Company Swiss IPCo SHA, the “Company IPCo JV Agreements”), which shall be negotiated by the parties in good faith as promptly as practicable and shall be substantially on the form of the Company Swiss IPCo SHA set forth on Exhibit C.

2.6.            License Agreement. Authentic and the Investors shall execute, concurrently with the Closing, a license agreement with respect to the Company IPCo Assets, which shall be in substantially the form set forth on Exhibit D attached hereto (the “License Agreement”).

2.7.            Post-Closing Agreement Term Sheet. Authentic and the Investors shall cooperate in good faith to negotiate and shall execute, concurrently with the Closing, a post-Closing agreement, which shall reflect the terms set forth on Exhibit E attached hereto (the “Post-Closing Agreement Term Sheet”).

2.8.            Transaction Litigation, Appraisal Rights and Exchange Fund.

2.8.1.            Authentic shall promptly provide to the Investor Representative copies of any and all notices and other communications received by Authentic from the Company under Section 8.14 (Transaction Litigation) of the Merger Agreement, and shall keep the Investor Representative reasonably informed on a reasonably current basis of any further information provided by the Company in connection with any Transaction Litigation pursuant to Section 8.14 (Transaction Litigation) of the Merger Agreement and of any other material developments relating to any Transaction Litigation. Authentic shall additionally request that the Company include the Investor Representative in any consultation with the Company with respect to the defense or settlement of any Transaction Litigation. Each Investor and Authentic shall jointly cooperate with each other in connection with any Transaction Litigation including (a) timely consulting with each other and the Company with respect to the defense or settlement of any Transaction Litigation and (b) mutually considering in good faith the advice of each other and of the Company with respect to the defense or settlement of any Transaction Litigation, in each case only to the extent that attorney-client privilege between each party and its counsel is not jeopardized. Authentic shall not (and, prior to the Parent Equity Transfer Effective Time, shall cause Parent and Merger Sub not to) settle or agree to settle any Transaction Litigation without the prior written consent of the Investor Representative; provided that consent shall not be required for any settlements that do not include an admission of liability or wrongdoing on the part of any party not participating in such settlement, and impose only the payment of monetary damages on Authentic. The Investors shall not (and, following the Parent Equity Transfer Effective Time, shall cause Parent and Merger Sub not to) settle or agree to settle any Transaction Litigation without the prior written consent of Authentic; provided that consent shall not be required for any settlements that do not include an admission of liability or wrongdoing on the part of any party not participating in such settlement, and impose only the payment of monetary damages on the Investors entering into such settlement. If, at any time at and after the Closing, any amounts become due and payable to any third parties in respect of any Transaction Litigation (whether as a result of a settlement entered into in accordance with this Section 2.8.1 or pursuant to an Order or otherwise), Authentic shall pay all such amounts to such third parties (regardless of whether such amounts are owed pursuant to such settlement or Order directly by Authentic, any Investors, Parent, the Company, any Indemnified Parties or any of its or their Affiliates) in accordance with the applicable terms; provided, that the principal under the Investor Loans in accordance with the Investor Loan Terms shall be increased by the Investors’ Pro Rata Portion of such amounts actually paid by Authentic.

2.8.2.            Authentic shall promptly provide to the Investor Representative copies of any and all notices and other communications received by Authentic from the Company under Section 4.2(f) (Appraisal Rights) of the Merger Agreement, including copies of any written demands for appraisal, actual, attempted or purported withdrawals of such demands, and any other documents shared by the Company in connection therewith. Authentic and the Investors shall jointly cooperate in connection with the direction of any negotiations and Proceedings with respect to any demand for appraisal under the DGCL, including (a) any determination to make any payment or deposit with respect to any of the Dissenting Stockholders with respect to any of their Dissenting Shares under Section 262(h) of the DGCL prior to the entry of judgment in the Proceedings regarding appraisal and (b) entering into any Contracts with any such Dissenting Stockholders relating thereto. Authentic shall not (and, prior to the Parent Equity Transfer Effective Time, shall cause Parent and Merger Sub not to) consent to the Company voluntarily making any payment or deposit with respect to any demands for appraisals, offering to settle or settling any such demands or approving any withdrawal of any such demands, or agreeing, authorizing or committing to do any of the foregoing, in each case without the prior written consent of the Investor Representative. The Investors shall not (and after the Parent Equity Transfer Effective Time shall cause Parent and Merger Sub not to) consent to the Company (and after the Closing shall cause the Surviving Corporation not to) voluntarily making any payment or deposit with respect to any demands for appraisals, offering to settle or settling any such demands or approving any withdrawal of any such demands, or agreeing, authorizing or committing to do any of the foregoing, in each case without the prior written consent of Authentic.

2.8.3.            If, at any time from and after the Closing, the Exchange Fund does not contain sufficient funds to pay the Per Share Merger Consideration as contemplated by Section 4.1(a) (Merger Consideration) of the Merger Agreement, or to pay any amount due to any Dissenting Stockholder who becomes entitled to receive the Per Share Merger Consideration or any other amount from Authentic, Parent or the Surviving Corporation (or any of their Affiliates, including the Investors) pursuant to a final resolution of its claims, Authentic shall, on behalf of Parent, either (x) deposit with the Paying Agent such additional amounts in cash in immediately available funds so as to ensure that the Exchange Fund is maintained at a level sufficient to make such cash payments or (y) pay such additional amounts in cash to Parent or as directed by Parent in order to enable Parent and the Surviving Corporation to comply with their obligations under the Merger Agreement and applicable Law (including in respect of any payment resulting from the final resolution of any claims by any Dissenting Stockholder in accordance with this Agreement and the Merger Agreement); provided, that the principal under the Investor Loans in accordance with the Investor Loan Terms shall be increased by the Investors’ Pro Rata Portion of such amounts actually paid by Authentic.

2.9.            Actions with Respect to SEC Filings.

2.9.1.            Authentic shall provide the Investor Representative and its Representatives with a reasonable opportunity to review and comment on drafts of the Proxy Statement it receives from the Company (including any amendments or supplements thereto) and other documents and communications related to the Company Stockholders Meeting, and shall include in its comments to the Proxy Statement (including any amendments or supplements thereto) and such other documents and communications and any comments thereto reasonably proposed by the Investor Representative and the Investors’ Representatives. Authentic shall not approve (or permit Parent to approve) the inclusion of any information relating to Parent or the Investors in the Proxy Statement (or any amendment or supplement thereto) unless such information is in form and content reasonably satisfactory to the Investor Representative.

2.9.2.            Authentic shall provide Investor Representative with a reasonable opportunity to review and comment on drafts of the Schedule 13E-3 (including any amendments thereto) and shall include in the Schedule 13E-3 any comments thereto reasonably proposed by the Investor Representative and the Investors’ Representatives. Each Investor agrees that all information relating to such Investor, its Affiliates and its and their respective Representatives included in the Schedule 13E-3 shall be in form and content reasonably satisfactory to Authentic.

2.9.3.            Authentic shall promptly notify the Investors if it or the Company (or, prior to the Parent Equity Transfer Time, Parent) makes any notification required under Section 8.5(a)(iii) (Proxy Statement; Schedule 13E-3) of the Merger Agreement and shall otherwise comply with the provisions thereof.

2.9.4.            Authentic shall notify the Investor Representative of the receipt of any comments from the SEC with respect to the Proxy Statement or the Schedule 13E-3 and of any request by the SEC for any amendment or supplement to the Proxy Statement or the Schedule 13E-3 or for additional information and shall as promptly as reasonably possible following receipt thereof provide the Investor Representative with copies of all written correspondence with the SEC with respect to the Proxy Statement or the Schedule 13E-3 (or where the correspondence is not written, a reasonably detailed description thereof). Authentic and the Investors shall jointly cooperate to provide responses to the SEC with respect to any such comments, and to provide the other party and its Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such discussions or meetings that relate to the Proxy Statement or the Schedule 13E-3) unless pursuant to telephone call initiated by the SEC, all in accordance with Section 8.5(a)(v) (Proxy Statement; Schedule 13E-3) of the Merger Agreement.

2.9.5.            Authentic shall not approve (or permit Parent to approve) the filing of the Proxy Statement (or any amendment or supplement thereto) or the Schedule 13E-3 (or any amendment or supplement thereto) without the prior written consent of the Investor Representative, such consent not to be unreasonably withheld, conditioned or delayed.

2.10.            Actions with Respect to Regulatory Matters.

2.10.1.            Authentic and the Investor Representative shall cooperate and consult with each other in good faith in connection with the preparation and delivering or submitting of all filings and notices required to be submitted by Authentic, the Company or the Investors in respect of the transactions contemplated by the Merger Agreement (collectively, the “Filings”). Authentic shall provide the Investor Representative with a reasonable opportunity to review and comment on all draft Filings to be filed by Authentic, and shall not submit such Filings without the prior written consent of the Investor Representative, such consent not to be unreasonably withheld, conditioned or delayed. The Investors shall provide Authentic with a reasonable opportunity to review and comment on all draft Filings to be filed by the Investors, and shall not submit such Filings without the prior consent of Authentic, such consent not to be unreasonably withheld, conditioned or delayed.

2.10.2.            Each Investor shall cooperate in good faith with Authentic to provide any information about such Investor that is reasonably necessary to prepare the Filings or to respond to any request for information and documents by any Governmental Entity.

2.10.3.            Notwithstanding anything to the contrary contained in this Agreement or the Merger Agreement, (x) in no event shall Authentic or any of its Affiliates be required to, (y) Authentic shall not, without the Investor Representative’s prior written consent (with respect to actions related to the Company, Parent or any of their respective Affiliates), and (z) the Investors and their Affiliates shall not, without Authentic’s prior written consent: offer, negotiate, agree to, commit to or effect, by consent decree, hold separate order or otherwise, (I) the sale, lease, license, divestiture or disposition of any assets, rights, intellectual property, product lines, or businesses of the Company, Authentic, Parent or any of their respective Affiliates, (II) the termination of existing relationships, contractual rights or obligations of the Company, Authentic, Parent or any of their respective Affiliates, (III) the termination of any venture or other arrangement, (IV) the creation of any relationship, contractual rights or obligations of the Company, Authentic, Parent or any of their respective Affiliates, (V) the effectuation of any other change or restructuring of the Company, Authentic, Parent or any of their respective Affiliates, (VI) any actions or commitments (including committing to seek prior approval from any Governmental Entity for any future transaction) with respect to the businesses, product lines or assets of the Company, Authentic, Parent or any of their respective Affiliates that after the Closing Date would limit the Company’s, Authentic’s, Parent’s or its or any of their Affiliates’ freedom of action with respect to, or its or their ability to retain or freely operate, one or more of the businesses, licenses, rights, product lines, or assets of Authentic, Parent, the Company, or any of their respective Affiliates or (VII) any other remedy, condition, commitment or undertaking of any kind; provided, however, that in the event that the Company can sell, lease, license, divest or dispose of any assets pursuant to Section 8.5(b) (Other Regulatory Matters) of the Merger Agreement in order to obtain a Required Regulatory Approval, Authentic and the Investors agree that (x) Authentic will offer the Investors the option to either (A) exclude the relevant Company IPCo Assets from the transfer to Company Swiss IPCo and Company US IPCo in the Pre-Closing Restructuring or (B) permit Parent and the Company to effect the sale, lease, license, divestiture or disposition of such Company IPCo Assets to a third party (an action referred to in clause (A) or (B), a “Regulatory Remedy”) and (y) in the event that such assets are either sold, leased, licensed, divested or disposed of to a third-party or excluded from the transfer pursuant to a Regulatory Remedy, Authentic and the Investors shall cooperate and negotiate in good faith to make such modifications to the Pre-Closing Restructuring Documentation, the Authentic & Investors Pre-Closing Restructuring Documentation and any other Transaction Documents as are reasonably necessary or appropriate to implement, and reflect the impact of, such Regulatory Remedy and the exclusion of such Company IPCo Assets from the transfer to Company Swiss IPCo and Company US IPCo, including appropriate amendments to the GMR (as defined in the License Agreement) payable thereunder (and other economic terms thereof) in order to reflect the impact of such Regulatory Remedy on the economic interests of Authentic and the Investors contemplated by the Transaction Documents. Any Regulatory Remedy will be conditioned upon the consummation of the transactions contemplated by the Merger Agreement.

2.10.4.            Authentic and the Investors shall grant each other and the Company the right to review in advance and, to the extent practicable, each shall consult with each other and the Company on and consider in good faith the views of the other in connection with, all the information relating to Parent, Authentic, the Company or the Investors, as the case may be, any of their respective Affiliates and any of its or their respective Representatives, that appears in any filing made with, or written materials delivered or submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement and the Merger Agreement.

2.10.5.            Subject to Section 2.12, each party shall be responsible for making the payment of such party’s Regulatory Filing Fees.

2.11.            Actions with Respect to Convertible Notes, Convertible Hedge Call Options, Convertible Warrants and Debt Payoff.

2.11.1.            Prior to the Parent Equity Transfer Effective Time, the Investors shall cooperate with Authentic and the Company in connection with the treatment of Convertible Hedge Call Options and the Convertible Hedge Warrants pursuant to Section 8.17(b) (Convertible Hedge Call Options; Convertible Hedge Warrants) of the Merger Agreement. Authentic shall additionally keep the Investor Representative reasonably informed of any communications made by the Company to Authentic with respect to the Convertible Hedge Call Options and the Convertible Hedge Warrants, and shall not provide any consents pursuant to Section 8.17(b) (Convertible Hedge Call Options; Convertible Hedge Warrants) of the Merger Agreement without the prior written consent of the Investor Representative (which shall not be unreasonably withheld, conditioned or delayed).

2.11.2.            To the extent provided prior to the Parent Equity Transfer Effective Time, Authentic shall promptly provide to the Investor Representative copies of all drafts of the Debt Payoff Documents it receives from the Company under Section 8.18 (Debt Payoff Documents) of the Merger Agreement and all draft notices or other documents it receives from the Company under Section 8.17(a) (Convertible Notes) of the Merger Agreement (the “Convertible Note Documents”). Authentic shall consult with the Investor Representative regarding the Debt Payoff Documents and Convertible Note Documents, provide the Investor Representative with a reasonable opportunity for review and give due consideration to, and reflect, any reasonable comments of the Investor Representative in Authentic’s comments to any Debt Payoff Documents and Convertible Note Documents.

2.11.3.            The Investors shall cooperate with Authentic and the Company in order to facilitate Authentic’s, Parent’s and Merger Sub’s compliance in all material respects with Section 8.17 (Convertible Notes; Convertible Hedge Call Options; Convertible Hedge Warrants) of the Merger Agreement, including providing such information as may be reasonably requested in connection therewith and, from and after the Parent Equity Transfer Effective Time, satisfying the obligations of Parent set forth in Section 8.17 (Convertible Notes; Convertible Hedge Call Options; Convertible Hedge Warrants) of the Merger Agreement. Subject to Section 2.11.5, each Investor agrees that such Investor shall comply with the obligations of Parent or Merger Sub set forth in Section 8.17 (Convertible Notes; Convertible Hedge Call Options; Convertible Hedge Warrants) of the Merger Agreement as if all references to Parent and Merger Sub therein were instead to such Investor; provided, however, that nothing herein shall require the Investors to make any payment with respect to the Convertible Notes, the Convertible Hedge Call Options or the Convertible Hedge Warrants.

2.11.4.            The amount of the Debt Payoff that exceeds $118,100,000 in the aggregate (the “Debt Cap” and such amounts in excess of the Debt Cap, “Excess Company Debt”) shall be the sole responsibility of the Surviving Corporation, and the OpCo Investors shall use their commercially reasonable efforts to cause the Surviving Corporation to deliver to the Paying Agent at the Closing an amount of cash sufficient to repay the Excess Company Debt (which amount shall constitute part of the Authentic Contribution), or otherwise consummate a Permitted Roll Forward. If the Surviving Corporation (or, at the OpCo Investors’ election, the OpCo Investors or an Affiliate thereof) does not deliver sufficient cash to repay the Excess Company Debt at Closing or otherwise consummate a Permitted Roll Forward, the OpCo Investors must provide prior written notice to Authentic at least 20 Business Days prior to the Closing, which written notice shall specify the amount of Excess Company Debt which the Surviving Corporation is unable to so repay or roll forward in a Permitted Roll Forward (the “Deficit Amount”). Following receipt of such notice, Authentic shall have the right, but not the obligation, to acquire additional equity interests of Company Swiss IPCo and Company US IPCo in the Authentic Equity Purchase with an aggregate value equal to the Deficit Amount (based on the IPCo Value), the proceeds of which shall be deposited with the Paying Agent (and used for the purposes specified in Section 4.2 (Delivery of Merger Consideration) of the Merger Agreement) (such transaction, the “Deficit Amount Payoff”).

2.11.5.            If, at any time from and after the Closing, Parent or the Surviving Corporation is required to make any payments pursuant to the Convertible Notes Indenture or the Convertible Hedge Warrants Documentation, subject to Section 2.12, Authentic shall deliver or cause to be delivered to the Paying Agent an amount of cash sufficient to pay any Net Convertible Note Payments, in compliance with the terms of this Agreement, the Merger Agreement, the Convertible Notes Indenture and the Convertible Hedge Warrants Documentation.

2.12.            Expense Sharing Provisions.

2.12.1.            If the Closing occurs:

(i)            Each of Authentic, on the one hand, and the Investors, on the other hand, shall bear their respective Pro Rata Portion of all Transaction Expenses incurred by Authentic, the Company, the Investors, Parent and Merger Sub in connection with the transactions contemplated by this Agreement, the Merger Agreement and the other Transaction Documents, in each case in the manner set forth in this Section 2.12.1;

(ii)            To the extent Authentic directly pays any Transaction Expenses at any time (including any payments under Section 2.12.1(iii) and any reimbursements under Section 2.12.1(iv)), the principal under the Investor Loans in accordance with the Investor Loan Terms shall be increased by the Investors’ Pro Rata Portion of such Transaction Expenses that were actually paid or reimbursed by Authentic; and

(iii)            To the extent any Investor or the Company directly pays any Transaction Expenses on or prior to the Closing, Authentic shall, immediately following the Closing, reimburse such Investor or the Company for the full amount of such Transaction Expenses actually paid by the Investors or the Company, and Authentic shall be reimbursed for the Investors’ Pro Rata Portion of such Transaction Expenses in the manner set forth in Section 2.12.1(ii).

(iv)            From and after the Closing, Authentic shall pay, on behalf of Authentic, the Company and the Investors, all Transaction Expenses incurred by any of them or their Affiliates that are or become due and payable at or after the Closing, and Authentic shall be reimbursed for the Investors’ Pro Rata Portion of such Transaction Expenses in the manner set forth in Section 2.12.1(ii).

2.12.2.            If the Closing does not occur, all Transaction Expenses shall be paid for and borne by the party incurring such Transaction Expense. To the extent Authentic receives the Termination Fee as a result of the termination of the Merger Agreement by Authentic pursuant to Section 11.4(b) of the Merger Agreement due to a Change of Recommendation resulting from an Intervening Event (a “Qualifying Termination Fee”), Authentic shall pay the Investors an aggregate amount equal to the Investors’ Portion of the Qualifying Termination Fee in accordance with this Section 2.12.2; provided, that, such Intervening Event is not caused by or attributable to any act or omission by an Investor. Upon receipt of a Qualifying Termination Fee, (i) such Qualifying Termination Fee shall be used to (a) first, reimburse Authentic for the fees, costs and expenses, if any, incurred in connection with the recovery of such Qualifying Termination Fee and (b) thereafter, reimburse Authentic and the Investors for all Third-Party Fees incurred solely in respect of legal and accounting fees (for which an invoice has been provided) and (ii) thereafter, the remaining amount of such Qualifying Termination Fee shall be divided between Authentic, on the one hand, and the Investors, on the other hand, two-thirds and one-third, respectively (such one-third portion of the remaining amount of the Qualifying Termination Fee, the “Investors’ Portion”).

2.12.3.            The parties hereto acknowledge and agree that any Transaction Expense payments borne by (i) Authentic or (ii) Investor Holdings, in each case, shall be treated as additional purchase price paid in the Equity Purchase (except, in the case of Investor Holdings, to the extent the cash used to fund such Transaction Expenses is cash of Parent, Glow OpCo Holdings or any of their respective Subsidiaries), and the parties shall, and shall cause their Affiliates (including Company Swiss IPCo and Company US IPCo) to file all Tax Returns consistent therewith, and not to take any position contrary thereto in any audit or proceeding with respect to Taxes.

2.12.4.            At least three Business Days prior to the Closing, each of Authentic and the Investors shall provide each other party with reasonable supporting documentation of all Transaction Expenses incurred as of the Closing, including invoices for Third-Party Fees incurred as of the Closing. Following the Closing, each of Authentic and the Investors shall provide each other party with reasonable supporting documentation of any Transaction Expenses incurred following the Closing as promptly as reasonably practicable prior to when such Transaction Expense becomes payable by such party.

2.12.5.            The obligations of the Investors under this Section 2.12 shall be joint and several other than with respect to the obligations of the CA Investors, which shall be several (and not joint) from the other Investors; provided further, the obligations of each CA Investor shall be joint and several with respect to the other CA Investors.

2.12.6.            For purposes of this Agreement:

(i)            “Pro Rata Portion” shall mean each party’s pro rata share of the equity interests of Company Swiss IPCo as set forth on Exhibit F attached hereto, as may be equitably adjusted in connection with any Deficit Amount Payoff pursuant to Section 2.11.4.

(ii)            “Transaction Expenses” shall mean, whether paid or incurred prior to, at or following the Closing, (a) Regulatory Filing Fees, (b) the Net Convertible Note Payments, (c) the third-party costs, fees and expenses (other than Taxes) incurred in connection with this Agreement, the Merger Agreement or the other Transaction Documents, or the transactions contemplated hereby or thereby, including in respect of legal, regulatory, accounting, paying agent, investment banking, data room or diligence services, financing, the D&O Insurance premium or lending services (including fairness opinion fees) (“Third-Party Fees”) for which an invoice has been provided for prior to the Closing pursuant to Section 2.12.4, (d) Third-Party Fees incurred in connection with any Transaction Litigation (and any claims made against any directors, officers or shareholders of the Company in their capacities as such in connection with the transactions) or any appraisal rights contemplated by Section 4.2(f) (Appraisal Rights) of the Merger Agreement for which an invoice has been provided for pursuant to Section 2.12.4, (e) Third-Party Fees incurred in connection with the Pre-Closing Restructuring (including the Phase I Restructuring), the Authentic & Investors Pre-Closing Restructuring and any restructuring or asset transfers contemplated in the Post-Closing Agreement Term Sheet for which an invoice has been provided for pursuant to Section 2.12.4, (f) any payments, fees or expenses incurred with Authentic’s prior written consent in connection with obtaining any Third-Party Consents (for which reasonable supporting documentation has been provided), and (g) $1 million in connection with the funding of Company Swiss IPCo, which amount shall be payable at Closing. For the avoidance of doubt, Transaction Expenses shall not include any compensatory payments made to employees or independent contractors of the Company and its Subsidiaries in connection with, as a result of or relating to the transactions contemplated by the Merger Agreement or any other Transaction Documents or any Taxes with respect thereto (including any gross-up or similar payment); provided that the foregoing does not affect Authentic’s obligations to make the Authentic Contribution under the Merger Agreement in respect of the Company Equity Awards (excluding (1) any amounts due in respect of accrued and unpaid dividend equivalents or other amounts credited, in each case, in respect of any dividend or distribution with respect to Company Equity Awards, which shall be paid by the Surviving Corporation, and (2) for the avoidance of doubt, any employment, payroll or similar Taxes related to such payments).

2.13.            Financing Cooperation.

2.13.1.            From the date of this Agreement and continuing until the earlier of the Closing and the termination of the Merger Agreement pursuant to the terms thereof, the Investors shall reasonably cooperate with Authentic as reasonably requested in connection with Authentic’s arranging, obtaining and consummating any Debt Financing (subject to any limitations in Section 8.12 (Financing Cooperation) of the Merger Agreement, which shall apply to the Investors’ obligations hereunder, mutatis mutandis).

2.13.2.            As promptly as reasonably practicable upon request from the Investors and following delivery of invoices and supporting documentation to Authentic, Authentic shall reimburse the Investors (or pay as directed by the Investors) for any reasonable and reasonably documented out-of-pocket costs and expenses (including documented and reasonable attorneys’ fees) incurred by the Investors in connection with the cooperation contemplated by this Section 2.13.

2.13.3.            The Investors shall be indemnified and held harmless by Authentic from and against any and all Losses suffered or incurred by them in connection with any cooperation provided pursuant to this Section 2.13 or the provision of information utilized in connection therewith; in each case, except to the extent arising from the gross negligence, willful misconduct or Fraud of an Investor (as determined in a final, nonappealable judgment of a court of competent jurisdiction).

2.14.            Merger Agreement Amendments, Waivers and Notices.

2.14.1.            Authentic and, prior to the Parent Equity Transfer Effective Time, Parent and Merger Sub shall not agree to a Material Amendment to the Merger Agreement without the prior written consent of the Investor Representative.

2.14.2.            Authentic shall not waive any of the conditions set forth in Section 9.1 (Conditions to Each Party’s Obligation to Effect the Pre-Closing Restructuring), Section 9.2(c) (No Material Adverse Effect), Section 10.1 (Conditions to Each Party’s Obligation to Effect the Closing) or Section 10.2(b) (Company Pre-Closing Restructuring) of the Merger Agreement without the prior written consent of the Investor Representative.

2.14.3.            Authentic shall promptly share copies of any and all notices and other communications it makes or receives pursuant to the Merger Agreement with the Investor Representative, including pursuant to Section 8.8 (Notification of Certain Matters) of the Merger Agreement but excluding any notices and communications it makes or receives pursuant to Section 8.2 (Acquisition Proposals; Change of Recommendation) of the Merger Agreement.

2.14.4.            From and after the Parent Equity Transfer Effective Time, the Investors shall cause Parent to share copies of any and all notices and other communications it makes or receives pursuant to the Merger Agreement with Authentic, including pursuant to Section 8.8 (Notification of Certain Matters) of the Merger Agreement.

2.15.            Publicity.

2.15.1.            Authentic shall include the Investor Representative in any consultation with the Company pursuant to Section 8.9 (Publicity) of the Merger Agreement (but excluding any actions pursuant to Section 8.2 (Acquisition Proposals; Change of Recommendation) of the Merger Agreement). Prior to agreeing to the text of, or issuing, any press release or other public statements, disclosures or communications, including the initial press release, under Section 8.9 (Publicity) of the Merger Agreement (but excluding any actions pursuant to Section 8.2 (Acquisition Proposals; Change of Recommendation) of the Merger Agreement), Authentic shall consult with the Investor Representative, provide the Investor Representative with a reasonable opportunity for review and give due consideration to reasonable comments of the Investor Representative in connection with all consultations with the Company pursuant to Section 8.9 (Publicity) of the Merger Agreement. Notwithstanding the foregoing or the terms of the Confidentiality Agreement, (i) Authentic may make any public statements, disclosures or communications in response to inquiries from the press, analysts, investors, customers or suppliers or via industry conferences or analyst or investor conference calls, so long as such statements, disclosures or communications are not inconsistent in tone and substance with public statements, disclosures or communications previously made by the Company, Authentic or the Investors in compliance with the terms of this Agreement and the Merger Agreement, as applicable, and (ii) Authentic and its respective Affiliates may, without such consultation or consent, make disclosures and communications (a) to equityholders and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions, and (b) on such Person’s website in the Ordinary Course of Business so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually) in accordance with this Section 2.15.

2.16.            Conflicts. To the extent Authentic reasonably determines after the date hereof that taking any action required to be taken by Authentic under this Agreement would reasonably be expected to constitute a breach of Authentic’s obligations under the Merger Agreement, (a) Authentic shall promptly notify the Investor Representative of such determination, and (b) Authentic shall not be required to comply with the terms of this Agreement solely to the extent that compliance with the terms of this Agreement would reasonably be expected to constitute a breach of the Merger Agreement.

2.17.            Representations and Warranties of Each Investor. Each Investor hereby represents and warrants, severally and not jointly, as of the date hereof and as of the Closing Date, that:

2.17.1.            (i) The execution, delivery and performance of this Agreement have been duly authorized by all necessary action and (if such Investor is an entity) do not contravene any provision of such Investor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law or contractual restriction binding on such Investor or its assets; (ii) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Agreement by such Investor (other than those contemplated by the Merger Agreement and the Filings required to be filed by any Investor) have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Agreement; and (iii) this Agreement constitutes a legal, valid and binding obligation of such Investor enforceable against such Investor in accordance with its terms, subject to the Bankruptcy and Equity Exception.

2.17.2.            Such Investor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of its investment pursuant to the Pre-Closing Restructuring Plan, the Merger Agreement and this Agreement (“Applicable Equity Interests”), including the risk that such Investor could lose the entire value of the Applicable Equity Interests, and has so evaluated the merits and risks of such purchase. Such Investor has been given access to the kind of information and the documents concerning the Applicable Equity Interests. Such Investor has made such independent investigation of the Applicable Equity Interests as such Investor deems to be necessary or advisable in connection with the acquisition of the Applicable Equity Interests, and is able to bear the economic and financial risk of acquiring the Applicable Equity Interests (including the risk that such Investor could lose the entire value of the Applicable Equity Interests). Such Investor did not make a decision to acquire the Applicable Equity Interests as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, any seminar or meeting, or any general solicitation of a subscription of the Applicable Equity Interests by a person not previously known to such Investor. Such Investor acknowledges that neither Authentic nor any of its Affiliates has rendered or will render any securities valuation advice or other advice to such Investor, and such Investor is not agreeing to purchase the Applicable Equity Interests in reliance upon, or with the expectation of, any such advice.

2.17.3.            Solely with respect to the Investors, none of the Investors nor any of their Affiliates has entered into (or agreed to enter into) or, prior to the termination of this Agreement pursuant to Section 1.1, will enter into (or agree to enter into), any agreement, arrangement or understanding with any of the Company or any Affiliate thereof, or any other potential investor, acquiror or group of potential investors or acquirors, in each case with respect to the subject matter of this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby other than the Merger Agreement, this Agreement and the other Ancillary Transaction Agreements.

2.17.4.            None of the Investors nor any of their Affiliates holds a controlling interest in any entity that competes with the Company to the extent that any such holdings would reasonably be expected to prevent or materially delay the expiration or termination of the waiting period under the HSR Act or any other Antitrust Laws or Foreign Direct Investment Laws or Foreign Subsidies Regulation in connection with the Merger Agreement or the transactions contemplated hereby or thereby.

2.17.5.            Since January 1, 2022, there are no material Proceedings against the Investors or any of their Affiliates pending or, to the actual knowledge of the Investors, threatened in writing against the Investors or any of their Affiliates that would reasonably be expected to have, individually or in the aggregate, an Investors Material Adverse Effect. Neither the Investors nor any of their Affiliates (nor any of their respective properties, assets or businesses) is a party to or subject to the provisions of any Order that would reasonably be expected to have, individually or in the aggregate, an Investors Material Adverse Effect.

2.17.6.            Each Investor specifically understands and agrees that, except as set forth in this Agreement, Authentic has not made nor will it make any representation or warranty to the Investors with respect to the terms, value or any other aspect of the transactions contemplated hereby, and Authentic explicitly disclaims any warranty, express or implied, with respect to such matters. In addition, each Investor specifically acknowledges, represents and warrants that it is not relying on Authentic for its due diligence concerning, or evaluation of, the Company or its assets or businesses.

2.18.            Representations and Warranties of Authentic. Authentic hereby represents and warrants as of the date hereof and as of the Closing Date, that:

2.18.1.            As of the date of this Agreement, all of the issued and outstanding membership units of Authentic have been duly authorized and are validly issued, fully paid and non-assessable and owned by Authentic. Authentic has provided to the Investor Representative a true, correct and complete copy of Authentic’s Operating Agreement, which includes a statement of the ownership interests in Authentic as of the date hereof.

2.18.2.            (i) The execution, delivery and performance of this Agreement have been duly authorized by all necessary action and do not contravene any provision of Authentic’s operating agreement or any Law or contractual restriction binding on Authentic or its assets; (ii) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Agreement by Authentic (other than those contemplated by the Merger Agreement) have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Agreement; and (iii) this Agreement constitutes a legal, valid and binding obligation of Authentic enforceable against such party in accordance with its terms, subject to the Bankruptcy and Equity Exception.

2.18.3.            The authorized capital stock of Parent consists of 1,000 shares of common stock of Parent, par value $0.01 per share. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock of Merger Sub, par value $0.01 per share. As of the date of this Agreement and as of immediately prior to the Parent Equity Transfer Effective Time, (a) all such shares were issued and outstanding, (b) all of the outstanding shares of capital stock of Parent and Merger Sub have been duly authorized and are validly issued, fully paid and non-assessable and owned by Authentic (or, in the case of Merger Sub, by Parent), and (c) neither Parent nor Merger Sub has conducted any business and has no properties, assets, obligations or liabilities of any nature, in each case other than those incident to its organization and pursuant to the Merger Agreement and the transactions contemplated by the Merger Agreement.

2.18.4.            Authentic has provided to the Investor Representative true, correct and complete copies of the following financial statements (collectively the “Financial Statements”): (i) audited consolidated balance sheets of Authentic as of December 31, 2024, December 31, 2023 and December 31, 2022, and the related audited statements of operations, income and cash flows for each of the fiscal years then ended; and (ii) an unaudited balance sheet of Authentic as of March 31, 2025 and the related unaudited statements of income and cash flows for the three-month period then ended (collectively, the “Interim Financial Statements”). The Financial Statements are accurate and complete and present fairly, in all material respects, the consolidated financial position, results of operations, members’ equity and cash flows of Authentic at the dates and for the time periods indicated and have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and reviewed by the management of Authentic, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements were derived from the books and records of Authentic, which are accurate and complete, in all material respects, and contain no material inaccuracies or discrepancies. To Knowledge of Authentic, there are no significant deficiencies or material weaknesses in the design or operation of Authentic’s internal controls that reasonably may adversely affect the ability of Authentic to record, process, summarize and report financial information, and, to the Knowledge of Authentic, Authentic’s internal controls and procedures are sufficient to ensure that the Financial Statements are accurate in all material respects.

2.18.5.            Neither Authentic nor any of its Affiliates holds a controlling interest in any entity that competes with the Company to the extent that any such holdings would reasonably be expected to prevent or materially delay the expiration or termination of the waiting period under the HSR Act or any other Antitrust Laws or Foreign Direct Investment Laws or Foreign Subsidies Regulation in connection with the Merger Agreement or the transactions contemplated hereby or thereby.

2.18.6.            Since January 1, 2022, there are no material Proceedings against Authentic or any of its Subsidiaries pending or, to the Knowledge of Authentic, threatened in writing against Authentic or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, an Authentic Material Adverse Effect. Neither Authentic nor any of its Subsidiaries (nor any of their respective properties, assets or businesses) is a party to or subject to the provisions of any Order that would reasonably be expected to have, individually or in the aggregate, an Authentic Material Adverse Effect.

2.18.7.            Authentic has not entered into (or agreed to enter into) or, prior to the termination of this Agreement pursuant to Section 1.1, will enter into (or agree to enter into), any agreement, arrangement or understanding with any of the Investors or any other potential investor, acquiror or group of potential investors or acquirors, in each case with respect to the subject matter of this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby or with respect to acquiring any material portion of the assets of the Company or any of its subsidiaries other than the Merger Agreement, this Agreement and any of the other Ancillary Transaction Agreements.

2.18.8.            Authentic specifically understands and agrees that, except as set forth in this Agreement, the Investors have not made nor will they make any representation or warranty to Authentic with respect to the terms, value or any other aspect of the transactions contemplated hereby, and each Investor explicitly disclaims any warranty, express or implied, with respect to such matters. In addition, Authentic specifically acknowledges, represents and warrants that it is not relying on any Investor for its due diligence concerning, or evaluation of, the Company or its assets or businesses.

2.19.            Transfer Taxes. Authentic, on the one hand, and the Investors, on the other hand, shall each bear their respective Pro Rata Portion of any transfer, sales, use, value added, stamp, registration, documentary or other similar non-income Taxes, fees or charges payable as a result of the consummation and completion of the Pre-Closing Restructuring and the Authentic & Investors Pre-Closing Restructuring. The parties hereto shall cooperate on a reasonable basis in connection with preparing and filing any Tax Returns required to be filed with respect to any such Taxes, fees or charges and obtaining any exemptions from or reductions in any such Taxes, fees or charges.

2.20.            Additional Tax Payments.

2.20.1.            Authentic, on the one hand, and the Investors, on the other hand, shall each bear their respective IPCo Pro Rata Portion of the Step-Up Structure Taxes.

2.20.2.            No later than February 1 of the taxable year after the taxable year in which the Closing occurs, Parent shall deliver to Authentic a statement (the “Additional Payment Statement”) setting forth the calculation of (i) the Step-Up Structure Taxes and (ii) the Additional Step-Up Payments owed by Authentic and the Investors. Parent shall provide all information reasonably requested by Authentic in connection with its review of the Additional Payment Statement. Authentic shall submit its written comments to the Additional Payment Statement to Parent no later than 30 days after its receipt thereof. Authentic and Parent shall cooperate in good faith to resolve such comments, and if such comments cannot be so resolved within 15 days after such comments were submitted by Authentic, the disputed items shall be referred to a nationally recognized tax accounting firm mutually agreed by Authentic and Parent (the “Tax Accounting Firm”) for resolution. In the absence of manifest error, such accounting firm’s determination will be conclusive and binding upon each party hereto. The fees and expenses of the Tax Accounting Firm shall be borne by Authentic, on the one hand, and Parent, on the other hand, based on the percentage which the portion of the Step-Up Structure Taxes as determined by the Tax Accounting Firm exceeds or is less than the amount of Step-Up Structure Taxes asserted by such party. Authentic and the Investors shall pay or cause to be paid to Parent their respective Additional Step-Up Payments no later than ten days after the final determination thereof. Upon the filing of the income tax returns of the Company for the taxable year in which the Closing occurs, the parties will redetermine the Step-Up Structure Taxes and the Additional Step-Up Payment based on such as-filed income tax returns in accordance with the procedures set forth in this Section 2.20.2 (such redetermined Additional Step-Up Payment, the “Final Additional Step-Up Payment”). If the Final Additional Step-Up Payment exceeds the Additional Step-Up Payment as originally determined pursuant to this Section 2.20.2, then Authentic, on the one hand, and the Investors, on the other hand, shall each bear their respective portion of such excess, if any; and, if the Additional Step-Up Payment as originally determined pursuant to this Section 2.20.2 exceeds the Final Additional Step-Up Payment, then Parent shall return to Authentic, on the one hand, and the Investors, on the other hand, their respective portion of such excess, if any. Any payments required by the preceding sentence shall be made no later than ten (10) days after the final determination of the Final Additional Step-Up Payment.

2.20.3.            The parties hereto acknowledge and agree that the Additional Step-Up Payments shall be treated as additional purchase price paid in the Equity Purchase (except, in the case of the Investors, to the extent the cash used to fund their respective portions of the Step-Up Structure Taxes is cash of Parent, Glow OpCo Holdings or any of their respective subsidiaries), and the parties shall, and shall cause their Affiliates (including Company Swiss IPCo and Company US IPCo) to file all Tax Returns consistent therewith, and not to take any position contrary thereto in any audit or proceeding with respect to Taxes.

2.20.4.            For purposes of this Section 2.20, the following terms shall have the following meanings:

(i)            “Additional Step-Up Payment” shall mean, with respect to each of Authentic, on the one hand, and the Investors, on the other, a payment equal to (i) such party’s IPCo Pro Rata Portion of the Step-Up Structure Taxes divided by (ii) a percentage equal to one minus the effective federal, state and foreign Tax rate of the Company with respect to the taxable income arising by reason of receipt of the Additional Step-Up Payment (determined on a “with and without” basis and expressed as a percentage) as mutually agreed by Authentic and the Investors Representative, except, in the case of the Investors, to the extent the cash used to fund their respective portions of the Step-Up Structure Taxes is cash of Parent, Glow OpCo Holdings or any of their respective subsidiaries, in which case their Additional Step-Up Payments will be equal to their respective IPCo Pro Rata Portion of the Step-Up Structure Taxes.

(ii)            “IPCo Pro Rata Portion” shall mean, with respect to Authentic and the Investors, the share of the equity interests of the Acquired IPCo Equity owned by the Affiliates of Authentic and the Investors, respectively, as set forth on Exhibit G attached hereto.

(iii)            “Step-Up Structure Taxes” means (i) the Taxes incurred by the Company under Section 4501 of the Code by reason of the Merger and (ii) the additional U.S. federal (and applicable state, local and foreign) income tax liability incurred as a result of the Equity Purchase by the Company, whether payable on a standalone or group basis, for the taxable year ending on (or including) the Closing Date. For purposes of clauses (i) and (ii), the liability shall be computed on a “with and without” basis treating the tax items arising by reason of the Merger and the Equity Purchase as the last items includible on the applicable Tax Return, and, in the case of clause (ii), by treating the taxable year of the Company and all of its Subsidiaries as ending as of the end of the day on the Closing Date.

2.21.            Investor Representative. Each of the Investors hereby irrevocably appoint each of Paul Marciano and Carlos Alberini as an “Investor Representative” and in such capacity as its agent and attorney-in-fact to take such action as agent and attorney-in-fact on its, her or his behalf and to exercise such powers under this Agreement and any other Transaction Document which require any form of approval or consent of any Investor, together with all such powers as are reasonably incidental thereto. All actions taken by either Investor Representative under this Agreement and any other Transaction Document shall be binding upon the Investors and their successors as if expressly confirmed and ratified in writing by each of them. Authentic shall be entitled to deal exclusively with the Investor Representatives on behalf of any and all Investors with respect to all matters relating to this Agreement and any other Transaction Document, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Investor by an Investor Representative, and on any other action taken or purported to be taken on behalf of any Investor by an Investor Representative, as fully binding upon such Investor. Without limiting the generality of the foregoing, each Investor Representative, acting alone without the consent of any other Investor, is hereby authorized by each Investor to (i) take any and all actions under this Agreement without any further consent or approval from any other Person, (ii) receive or give notices hereunder, and/or (iii) execute and deliver documents, releases and/or receipts hereunder. The parties confirm their understanding that each Investor Representative is also an Investor, and that the Investor Representatives will have the same rights and powers under this Agreement as the other Investors and may exercise or refrain from exercising the same as though it were not an Investor Representative. This Section 2.21 sets forth all of the duties of the Investor Representatives with respect to any and all matters pertinent hereto. No implied duties or obligations will be read into this Agreement or any of the Transaction Documents against any Investor Representative. The obligations of the Investor Representatives hereunder and under the Transaction Documents are only those expressly set forth herein and therein.

2.22.            Certain Agreements. Each of the Investors and Authentic hereby agree to take the actions set forth on Exhibit H.

2.23.            Customer Information.

2.23.1.            Prior to the Closing, the Investors shall cooperate with Authentic and use commercially reasonable efforts to provide to Authentic, at Authentic’s sole cost and expense, information necessary for Authentic to determine which portion of the Customer Information (defined below) that was obtained by the Company or any of its Wholly-Owned Subsidiaries in the 36 months prior to the date hereof, can be transferred to, and owned, used and processed by, Company US IPCo, Company Swiss IPCo or Authentic, as applicable, under applicable Law, including copies of privacy notices relating thereto. As used herein, “Customer Information” means information provided by or obtained from customers or other website users of the e-commerce website(s) used by the “Guess” business or otherwise provided by or obtained from customers of the “Guess” business, including, as applicable, the name, mailing address, telephone number, e-mail address, mailing and subscriber lists, order and order processing information (including order history) and any other identifying information or related contact information provided by or obtained from such customers. For the avoidance of doubt, neither the costs and expenses associated with the foregoing nor any amounts indemnifiable under Section 2.23.2 shall be considered or included as a Transaction Expense, and none shall be borne by the Company, the Investors or any of its or their Affiliates. Authentic shall be solely responsible for paying (or causing to be paid) the costs and expenses associated with the foregoing and the indemnity in Section 2.23.2.

2.23.2.            Authentic shall defend, indemnify, and hold harmless each of the Company and its Affiliates (including the Surviving Corporation and its Affiliates), Company Swiss IPCo, Company US IPCo, the Investors, parent and affiliated entities of any of the foregoing, and the officers, directors, employees, agents, successors, and assigns of any of the foregoing (collectively, the “Data Privacy Indemnitees”) from and against any and all claims, demands, actions, suits, investigations, proceedings, liabilities, losses, damages, fines, penalties, judgments, settlements, and reasonable and documented costs and expenses (including, without limitation, reasonable and documented internal IT costs, attorneys’ fees, expert fees, costs of consultants, and costs of investigation, litigation, characterization of personal information, breach notices, compliance hotlines and call centers) that are incurred by, imposed upon, or asserted against any Data Privacy Indemnitee to the extent arising out of, relating to, or resulting from claims brought by third parties (whether as a single plaintiff, multiple plaintiffs, class, or governmental authority) and relating to Authentic’s, any of its Affiliates’, Company Swiss IPCo’s and Company US IPCo’s ownership, analysis, interpretation, classification, processing, handling, disclosure, or other use of any personally identifiable, or other, information of customers and website users of the Company or any of its Affiliates that was in the possession of the Company or any of its Affiliates prior to Closing, including all Customer Information, including, as applicable, the name, mailing address, telephone number, e-mail address, mailing and subscriber lists, order and order processing information (including order history) and any other identifying information or related contact information included in the Customer Information. The Investor Representative shall, or shall permit the Data Privacy Indemnitees to, provide Authentic with prompt written notice of any claim for which indemnification is sought; provided that, failure to give such notice shall not relieve Authentic of its obligations except to the extent Authentic is materially prejudiced thereby. Authentic shall have sole control of the defense and settlement of any such claim and shall be entitled to assume the defense of any such claim with counsel reasonably satisfactory to the Investors Representative; provided that, Authentic shall not settle any claim that imposes any liability or obligation on, or results in any admission by, any Data Privacy Indemnitee without the written consent of the Company or Investors Representative, as applicable, (which consent shall not be unreasonably withheld or delayed). The Company and the Investors Representative shall have the right to participate in such defense with counsel of their own choosing but Authentic shall not be liable for any legal expenses of other counsel subsequently incurred in connection with the defense thereof unless (i) Authentic has agreed in writing to pay such fees and expenses, (ii) Authentic shall have failed to employ counsel reasonably satisfactory to the Investors Representative within 10 business days after receipt of notification from the Investors Representative that such counsel is not reasonably satisfactory or (iii) the Investors Representative shall have been advised by counsel that there are actual or reasonably likely potential conflicting interests between Authentic and the Data Privacy Indemnitees; provided that Authentic shall not, in connection with any one such action or proceeding, be liable for the fees and expenses of more than one separate firm of attorneys per such action or proceeding for all Data Privacy Indemnitees in connection with such claim except (A) to the extent the Investors Representative or any Data Privacy Indemnitee has been advised by counsel that there are actual or reasonably likely potential conflicting interests between such Data Privacy Indemnitee and any other Data Privacy Indemnitee and (B) for required local counsel engagements. Authentic’s obligations under this Section 2.23.2 are primary and not contributory with, and shall be in addition to, any insurance maintained by Authentic.

3.	DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

“Ancillary Transaction Agreements” shall mean this Agreement, the Voting Agreement, the Investor Loans Documentation, the Pre-Closing Restructuring Documentation, the Letter of Direction, the Company IPCo JV Agreements, the License Agreement, and the Post-Closing Agreement Term Sheet.

“CA Investors” shall mean the Investors identified on Annex 2 as CA Investors.

“Fraud” means, with respect to a party hereto, intentional and knowing common law fraud under Delaware law in the representations and warranties set forth in this Agreement or in any other Transaction Document to which such Person is a party.

“Glow OpCo Holdings” means the entity to be organized in connection with the completion of the transactions and that is identified as such (or as Gold OpCo Holdings) in Schedule 1 to Exhibit E.

“Investors Material Adverse Effect” means any Effect that materially prevents, materially impairs or materially delays the ability of the Investors to timely consummate the transactions contemplated by this Agreement or any other Transaction Document.

“Losses” means any losses, liabilities, costs, penalties, damages, fines and expenses (including reasonable attorneys’ fees), damages, payments, judgments or other liabilities or obligations.

“Material Amendment” means any amendment of the Merger Agreement that would (a) increase the Per Share Merger Consideration (other than in connection with an Acquisition Proposal or Superior Proposal), (b) modify any obligations of Parent or Merger Sub with respect to the period following the Parent Equity Transfer Effective Time, (c) modify the Phase I Restructuring or the Pre-Closing Restructuring Plan if such modification would violate the terms of this Agreement, (d) modify, remove or waive any of the closing conditions that may not be waived hereunder without the prior written consent of the Investor Representative, or (e) make any other modification that would reasonably be expected to materially and adversely affect any Investor or its Affiliates (including, from and after the Parent Equity Transfer Effective Time, Parent and Merger Sub and any successor thereto).

“MM Investors” shall mean the Investors identified on Annex 2 as MM Investors.

“OpCo Investors” means the CA Investors and the PM Investors (except as otherwise noted on Annex 2).

“PM Investors” shall mean the Investors identified on Annex 2 as PM Investors.

“Transactions” shall mean the transactions contemplated by the Merger Agreement and the other instruments, agreements and documents contemplated thereby.

“Willful and Material Breach” means, with a respect to a party hereto, a material breach of any representation, warranty, covenant or agreement set forth in this Agreement or in any other Transaction Document to which such Person is a party, in each case, that is a consequence of an act or failure to act by a party with the actual knowledge that the taking of such act or failure to act would cause, or would reasonably be expected to result in, such material breach.

4.	MISCELLANEOUS.

4.1.            Amendment.

4.1.1.            Subject to the provisions of applicable Law, at any time prior to the consummation of the Transactions, Paul Marciano, Maurice Marciano, Carlos Alberini and Authentic may modify or amend this Agreement by written agreement, executed and delivered by each of Paul Marciano, Maurice Marciano, Carlos Alberini and Authentic.

4.1.2.            At any time prior to the consummation of the Transactions, any party may, to the extent permitted by applicable Law, waive any provision of this Agreement in whole or in part (including by extending the time for the performance of any of the obligations or other acts of the other parties); provided, however, that any such waiver shall only be effective if made in a written instrument duly executed and delivered by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.2.            Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of any other provision hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is illegal, invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application thereof, in any other jurisdiction; provided, that the parties intend that the remedies and limitations thereon contained in this Agreement, including Section 4.4, shall not be severable in any manner that increases the liabilities or obligations hereunder of any party.

4.3.            Remedies. The parties hereto agree that, except as provided herein, this Agreement will be enforceable by all available remedies at Law or in equity.

4.4.            Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury Governing Law and Venue; Waiver of Jury Trial.

4.4.1.            This Agreement and all Proceedings against any other party hereto in connection with, arising out of or otherwise relating to this Agreement, shall be interpreted, construed, governed by, and enforced in accordance with, the Laws of the State of Delaware, including its statutes of limitations, without regard to the conflict of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.

4.4.2.            Each of the parties hereto agrees that: (i) it shall bring any Proceeding against any other party hereto in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement exclusively in the Chosen Courts; and (ii) solely in connection with such Proceedings, (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (C) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (D) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 4.7 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 4.4.2 or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

4.4.3.            Each party hereto acknowledges and agrees that any Proceeding against any other party which may be connected with, arise out of or otherwise relate to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement is expected to involve complicated and difficult issues, and therefore each party hereto irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any such Proceeding. Each party hereto hereby acknowledges and certifies that (i) no Representative of the other parties hereto has represented, expressly or otherwise, that such other parties would not, in the event of any Proceeding, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of this waiver, (iii) it makes this waiver voluntarily and (iv) it has been induced to enter into this Agreement, the instruments and other documents delivered pursuant to this Agreement and the transactions contemplated by this Agreement by, among other things, the mutual waivers, acknowledgments and certifications set forth in this Section 4.4.3.

4.5.            Other Agreements; Assignment. This Agreement, together with the Merger Agreement and the other agreements referenced herein and in the Merger Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, oral or written with respect to such matters. Other than as expressly provided herein, this Agreement shall not be assigned without the prior written consent of the parties hereto; provided, that Authentic may assign its rights and obligations hereunder to any assignee of Authentic’s obligations under the Merger Agreement pursuant to an agreement permitted in accordance with the Merger Agreement.

4.6.            Confidentiality. For the avoidance of doubt, Authentic and the Investors hereby agree that all information supplied by or on behalf of any of the other parties to this Agreement in connection with this Agreement and the Merger Agreement shall be treated in accordance with the Confidentiality Agreement among Authentic, Paul Marciano, Maurice Marciano and Carlos Alberini, dated April 30, 2025 (the “Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms.

4.7.            Notices. All notices and other communications given or made hereunder by one or more parties hereto to one or more of the other parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. (New York time) (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by nationally recognized overnight courier service upon the party or parties for whom it is intended or (b) sent by email. Such communications must be sent to the respective parties at the following street addresses or email addresses (as may be amended, supplemented or modified from time to time in writing) (it being understood that rejection or other refusal to accept or the inability to deliver because of changed street address or email address of which no notice was given in accordance with this Section 4.7 shall be deemed to be receipt of such communication as of the date of such rejection, refusal or inability to deliver).

if to Authentic:

c/o Authentic Brands Group LLC

1411 Broadway, 21st Floor

New York, New York 10018

Attention: Jay Dubiner

Email: [***]

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:	Michael Anastasio
Ian Nussbaum
Email: Michael.Anastasio@lw.com
Ian.Nussbaum@lw.com

if to an Investor, to the Investor Representative:

Paul Marciano

Carlos Alberini

1444 South Alameda Street

Los Angeles, CA 90021

Email:	[***] [***]

with a copy to (which shall not constitute notice):

Jones Day

250 Vesey Street

New York, NY 10281

Attention:	Andy Levine and Braden McCurrach
Email:	amlevine@jonesday.com and bmccurach@jonesday.com

From time to time any party hereto may provide notice to the other parties of a change in its address through notice given in accordance with this Section 4.7.

4.8.            No Partnership or Agency. Nothing in the Agreement shall constitute a partnership between the parties hereto or any of them or constitute any such person as agent of any other for any purpose whatever and none shall have authority or power to bind the others or to contract in the name of or create liability against the others in any way or for any purpose save as expressly authorized in writing from time to time.

4.9.            No Third Party Beneficiaries. The parties hereto hereby agree that their respective representations, warranties, covenants and agreements set forth in this Agreement shall be binding upon and are solely for the benefit of the other parties hereto, subject to the terms and conditions of this Agreement, and this Agreement is not intended to, and does not, confer upon any other Person any rights or remedies, express or implied, hereunder; provided, that the Data Privacy Indemnitees are express third party beneficiaries of Section 2.23 (Customer Information).

4.10.            No Duty. In making any determination contemplated by this Agreement, except as otherwise set forth herein with respect to the Investor Representative, each Investor may make such determination in its sole and absolute discretion, taking into account only such Investor’s own views, self-interest, objectives and concerns. No Investor shall have any fiduciary or other duty to any other Investor or to Authentic except as expressly set forth in this Agreement.

4.11.            Fiduciary Duties; Non-Recourse to Company. No Investor executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Nothing herein shall limit or affect any actions taken (or any failures to act) by an Investor in such Investor’s capacity as a director or officer of the Company. For the avoidance of doubt, prior to the Closing, no obligation of any Investor hereunder shall be deemed to be an obligation of the Company, or to bind the Investors to cause the Company to take any actions in their capacities as directors or officers of the Company and its Affiliates.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

AUTHENTIC Brands group llc

By:	/s/ Jay Dubiner
Name:	Jay Dubiner
Title:	Chief Legal Officer

[Signature Page to Interim Investors Agreement]

PAUL MARCIANO

/s/ Paul Marciano
Name: Paul Marciano

[Signature Page to Interim Investors Agreement]

NICOLAI MARCIANO

/s/ Nicolai Marciano
Name: Nicolai Marciano

[Signature Page to Interim Investors Agreement]

CARLOS ALBERINI

/s/ Carlos Alberini
Name: Carlos Alberini

[Signature Page to Interim Investors Agreement]

PAUL MARCIANO TRUST

/s/ Paul Marciano
Name: Paul Marciano, as trustee of the Paul Marciano Trust, dated February 20, 1986

[Signature Page to Interim Investors Agreement]

PM 2021 EXEMPT TRUST

/s/ Robert E. Armstrong
Palma Fiduciary, LLC, as trustee of the PM 2021 Exempt Trust, dated July 12, 2021
By:	Robert E. Armstrong
Title:	Trust Officer

[Signature Page to Interim Investors Agreement]

ENRG CAPITAL LLC, a California limited liability company

By:	/s/ William F. Payne
	Name:	William F. Payne
	Title:	Manager

[Signature Page to Interim Investors Agreement]

G FINANCIAL HOLDINGS, LLC, a California limited liability company

By:	/s/ Michael Karlin
	Name:	Michael Karlin
	Title:	Manager

[Signature Page to Interim Investors Agreement]

G FINANCIAL HOLDINGS II, LLC, a California limited liability company

By:	/s/ Michael Karlin
	Name:	Michael Karlin
	Title:	Manager

[Signature Page to Interim Investors Agreement]

G2 TRUST

/s/ David Tordjman
David Tordjman, as trustee of the G2 Trust, dated June 29, 2010

[Signature Page to Interim Investors Agreement]

EXEMPT G2 TRUST

/s/ David Tordjman
David Tordjman, as trustee of the Exempt G2 Trust, dated June 29, 2010

[Signature Page to Interim Investors Agreement]

ALBERINI FAMILY LLC

By:	/s/ Carlos Alberini
	Name:	Carlos Alberini
	Title:	Member

[Signature Page to Interim Investors Agreement]

CARLOS AND ANDREA ALBERINI TRUST

/s/ Carlos Alberini
Carlos Alberini, as trustee of the Carlos and Andrea Alberini Trust

[Signature Page to Interim Investors Agreement]

MM CRUT LLC, a Delaware limited liability company

By:	/s/ Mark Silah
	Name:	Mark Silah
	Title:	Manager

[Signature Page to Interim Investors Agreement]

MM CRUT II LLC, a Delaware limited liability company

By:	/s/ Michael Karlin
	Name:	Michael Karlin
	Title:	Manager

[Signature Page to Interim Investors Agreement]

MAURICE MARCIANO CHARITABLE REMAINDER UNITRUST

/s/ Robert E. Armstrong
Palma Fiduciary, LLC, as trustee of the Maurice Marciano Charitable Remainder Unitrust, dated October 13, 2014
By:	Robert E. Armstrong
Title:	Trust Officer

[Signature Page to Interim Investors Agreement]

MAURICE MARCIANO CHARITABLE REMAINDER UNITRUST II

/s/ Robert E. Armstrong
Palma Fiduciary, LLC, as trustee of the Maurice Marciano Charitable Remainder Unitrust II, dated September 30, 2015
By:	Robert E. Armstrong
Title:	Trust Officer

[Signature Page to Interim Investors Agreement]

PAUL MARCIANO FOUNDATION, a Nevada nonprofit corporation

By:	/s/ Paul Marciano
	Name:	Paul Marciano
	Title:	President

[Signature Page to Interim Investors Agreement]

MM 2020 EXEMPT TRUST

/s/ Robert E. Armstrong
Palma Fiduciary, LLC, as trustee of the MM 2020 Exempt Trust, dated February 19, 2020
By:	Robert E. Armstrong
Title:	Trust Officer

[Signature Page to Interim Investors Agreement]

MAURICE MARCIANO TRUST

/s/ Paul Marciano
Name: Paul Marciano, as trustee of the Maurice Marciano Trust, dated February 24, 1986

[Signature Page to Interim Investors Agreement]

MAURICE MARCIANO FAMILY FOUNDATION, a Nevada nonprofit corporation

By:	/s/ William F. Payne
	Name:	William F. Payne
	Title:	President

[Signature Page to Interim Investors Agreement]

CAROLEM CAPITAL, LLC, a California limited liability company

By:	/s/ William F. Payne
	Name:	William F. Payne
	Title:	Manager

[Signature Page to Interim Investors Agreement]

NEXT STEP CAPITAL LLC, a California limited liability company

By:	/s/ Michael Karlin
	Name:	Michael Karlin
	Title:	Manager

[Signature Page to Interim Investors Agreement]

NEXT STEP CAPITAL II LLC, a California limited liability company

By:	/s/ Michael Karlin
	Name:	Michael Karlin
	Title:	Manager

[Signature Page to Interim Investors Agreement]

NONEXEMPT GIFT TRUST UNDER THE NEXT STEP TRUST

/s/ Paul Marciano
Name: Paul Marciano, as trustee of the Nonexempt Gift Trust under the Next Step Trust, dated July 6, 2011

[Signature Page to Interim Investors Agreement]

EXEMPT GIFT TRUST UNDER THE NEXT STEP TRUST

/s/ Paul Marciano
Name: Paul Marciano, as trustee of the Exempt Gift Trust under the Next Step Trust, dated July 6, 2011

[Signature Page to Interim Investors Agreement]